Contract No: 9381349102010027
Type of loan:  Working Capital Loan
Borrower (Party A): Shanghai Vomart Auto Parts Co., Ltd.
Address: Room B014, No. 7 Liantang Town Road, Qingpu District, Postal Code: 201716
Legal Representative (Person in charge):  YU Anming

Fax:                         Tel: 59815555

Lender (Party B): China Construction Bank Corporation, Shanghai Qingpu Sub-branch

Address: No. 550, East Chengzhong Road, Qingpu District, Post Code: 201700

Person in Charge: SHEN  Yongqing

Fax: 59727777          Tel: 59725555

Party A applies for loan to Party B, Party B agrees to provide loan to Party A. In accordance with related laws and regulations, Party A and Party B, through consultations, have entered this contract (“Contract”) as follows.

Article I Loan amount

Party A borrows RMB ten million ( in words) from Party B

Article II  Usage of the loan

Party A shall use the loan for working capital turnover, Party A shall not change usage of the loan without written consent of Party B.

Article III. Term of Loan

The Term of Loan in this contract is 12 months, that is: from May 31, 2010 to May 30, 2011.

When the commencing date in this loan under this contract is inconsistent with the date of loan redeposit voucher (receipt of loans, the same below), it shall be subject to the actual loan date written in loan redeposit voucher when first lending is done, the due date set forth in the first paragraph of this article shall be adjusted accordingly.

Loan redeposit voucher is an integral part of this contract and it shall have equal legal force and effect as this contract.

Article IV Loan interest rate, penalty rates of interest, interest accrual and interest settlement.

I  Loan interest rate

Loan interest rate under this contract is annual interest rate in the following second one:

(I) Fixed rate, this column is blank, this interest rate remains the same within term of loan;

(II) Fixed interest rate, i.e. benchmark interest rate of the value date is upward (“upward” or “downward”) 1%, this interest rate remains the same within the term of loan;

(III) Floating interest rate, i.e. benchmark interest rate of the value date, this column is blank (choose “upward” or “downward”) %. From the value date to the date of principal and interest totally paid off under this contract this column is blank, each month floating interest rate shall be adjusted one time according to current benchmark interest rate of adjustment date and up/down ratio. The adjustment date of interest rate is the corresponding day of the value date in the current month, if there is no corresponding day, the last day of this month shall be the adjustment day of interest rate.

II. Penalty interest rate

(I) If Party A does not use loan in accordance with the usage of loan stipulated in the Contract, penalty interest rate shall be upward by 100% of loan interest rate, if loan interest rate is adjusted according to the item (III) in the above Section 1 of this article, penalty interest rate shall be adjusted in accordance with the adjusted loan interest rate and the above proportion of floating rate.

(II) The penalty interest rate of overdue loan under this contract shall be upward by 50% of loan interest rate, if loan interest rate is adjusted according to the item (III) in the above Section 1 of this article, penalty interest rate shall be adjusted in accordance with the adjusted loan interest rate and the above proportion of floating rate.

(III) For the overdue loan and the embezzled loan by Party A, penalty interest rate or compound interest shall be imposed subject to the severity.

III. The value date in this article is the date that the first issued loan is re-deposited to the account designated by Party A under this contract.

When the first loan is issued under this contract, benchmark interest rate is the loan interest rate with the same period and same level as announced by the People's Bank of China on the day of value date; after that, when loan interest rate is adjusted with the foregoing covenant, benchmark interest rate is the loan interest rate with the same period and level as announced by the People's Bank of China on the adjustment day; if the People's Bank of China no longer announces loan interest rate with the same period and level, benchmark interest rate is loan interest rate acknowledged by inter-banks or loan interest rate with the same period and level, except for otherwise agreed by both parties.

IV. Loan interest is accounted from the date that the loan re-deposited to the account designated by Party A. Loan interest accrual is calculated per day, daily interest rate = annual interest rate /360. If Party A can not pay the interest according to interest settlement date stipulated in this contract, the compound interest shall be charged from next day.

V. Interest settlement

(I) For loan with fixed interest rate, interest shall be calculated on interest settlement date by the stipulated interest rate. For loan with floating interest rate, interest shall be calculated by the interest rate confirmed on current period of each float period; for loan with many floating interesting rates within a single settlement interest date, interest in each floating period shall be calculated first, the interest in this interest settlement date shall be accounted by interest in expiration date of interest plus the total interest within each floating period.

(II) Interest of loan under this contract shall be settled by the following first method;

1., the date of monthly settlement is fixed to be 20th of each month;

2. the date of quarterly settlement is fixed to be 20th of the end month of each quarter;

3. Other methods  this column is blank.

Article V  Issue and usage of loans

I. Preconditions of issuing loans

Unless the following preconditions constantly are satisfied,  Party B has the obligation to issue loans except abandoning totally or partly by Party B,

1. Party A has completed the related approval, registration, delivery, insurance and other statutory procedures under this contract;

2. For the guaranteed loan, guarantees, which meet the requirements of Party B in this contract, has come into effect continuously;

3. Party A has opened accounts for withdrawing and repaying in accordance with Party B’s requirements;

4.  Party A does not violate the terms stipulated in the Contract or does not have any act possibly jeopardizing the creditor’s rights of Party B stipulated in this contract;

5. Laws, regulations or relevant authorities do not forbid or limit Party B issuing loan under this contract;

6. Other conditions:

The following is blank

II. Loan use scheme
Loan use scheme is confirmed in accordance with the following first method:

(I) Loan use scheme is as follows:

1. May 31, 2010	Amount 10,000,000.00;

2. Date	Amount the following is blank

3. Date	Amount the following is blank

4. Date	Amount the following is blank

5. Date	Amount the following is blank

6. Date	Amount the following is blank

(II) This column is blank

III. Party A shall use loan in accordance with the loan use scheme stipulated in the paragraph II and Party A shall not withdraw capital ahead of schedule, delay or cancel withdrawing unless approved by Party B.

IV. If Party A uses loan in several times, the mature date of loan shall be agreed in Article 3 of this contract.

Article VI. Repayment

I. Repayment principle

Party A shall repay loan in accordance with the following principles under this contract:

Party B has the right to use Party A’s repayment to repay the costs that are undertaken by Party A but prepaid by Party B, and the cost for Party B to realize creditor’s rights, as stipulated in this contract. The remaining funds shall be repaid interest first and then principal, and interest shall be paid off with principal. However, for loans in which principal or interest is overdue for more than 90 days, or loans in accordance with laws or regulations, Party A shall repay the principal first and then interest, after repaying the above costs.

II. Payment of interest

Party A shall pay the due interest on the interest settlement date. The first paying interest date is the first interest settlement date after loan is issued. Interest shall be paid off with principal at last payment.

III. Principal repayment plan

Principal repayment plan shall be settled according to the first method below;

(I) Principal repayment plan is as follows:

1. May 31, 2011	Amount 10,000,000;

2. Date	Amount the following is blank

3. Date	Amount the following is blank

4. Date	Amount the following is blank

5. Date	Amount the following is blank

6. Date	Amount the following is blank

(II) This column is blank

IV. Repayment method

Party A shall prepare sufficient amount payable on the Party B’s account prior to the repayment date as stipulated in this contract and transfer fund to repay loans (Party B also has the right to transfer fund from this account to pay loans), or transfer fund from other accounts to repay loans prior to the repayment date as stipulated in this contract.

V. Prepayment

When Party A repays the principal in advance, Party A shall propose a written application to Party B 30 work days in advance. Upon approval by Party B, Party A can repay partial or the full principal in advance.

If Party A repays principal in advance, interest shall be calculated according to actual loan-using days and loan interest rate as stipulated in this contract.

If Party B agrees Party A to repay the loan in advance, Party B has the right to charge compensation according to the first standard below:

1. Compensation amount = the prepaid principal amount × pre-repayment months × 1%. If less than one month, it shall be accounted as one month.

2. This column is blank

If Party A repays the loan in installments, and partial principal is repaid in advance, Party A shall repay the amount of loan in accordance with reverse repayment plan. Upon repaying partial amount of loan in advance, the remaining amount of loan shall still be executed by the loan interest rate as stipulated in this contract.

Article VII Rights and obligations of Party A

I. Party A’s rights

(I) right to require Party B to issue the loan according to this contract;

(II) right to use the loan according to this contract;

(III) right to extend term of loan upon satisfying the requirement of Party B;

(IV) right to require Party B to keep business secret related to its financial data, production and management provided by Party A, excluding other situations formulated by laws and regulations, required by corresponding authorities or stipulated by both parties;

(V) right to reject such behaviors as solicit bribe by Party B and its staff. Party A has right to report to the department concerned for the above behaviors or behaviors that Party B breaches the state’s laws and regulations with respect to credit rate, service charge, etc..

II. Party A’s obligations

(1)	Party A shall withdraw the capital, and repay the loan principal and interest in full amount, and shall bear various costs as stipulated in this contract;

(II) Party A shall provide documents related to its financial accounting, production and operations required by Party B, including but not limited to, providing balance sheet as of the end of last quarter within the first 20 work days in the first month of the following quarter, profit and loss statement as of the end of last quarter (statement of revenues and expenditures for public institution), and cash flow statement at the end of the fiscal year. Party A shall be responsible for the authenticity, validity and effectiveness of the supplied materials without providing false information or concealing important operations of financial facts.

(III) In the event that Party A changes its business registration items, such as name, legal representative (person-in-charge), address, business scope, registered capital or articles of association (enterprise), Party A shall notify Party B in writing within 30 work days along with relevant materials.

(IV) Party A shall use loans as stipulated in this contract without unauthorized diversion of fund or engaging in illegal or rule-breaking trading; Party A shall coordinate with Party B to inspect and supervise its production and operation, financial activities and loan usage under this contract; Party A shall not surreptitiously withdraw funds, transform capitals or use affiliated transaction to evade debts to Party B; Party A shall not use false contract entered with related parties to cash in bank funds or credit, pledged to the bank debt using receivable notes without actual trade.

(V) If Party A conducts manufacturing and engineering construction with the loan under this contract, it shall comply with provisions in state’s environmental protection regulations.

(VI) Prior to paying off Party B’s loan principal and interest, unless approved by Party B, Party A shall not provide guarantee for third party with asserts accumulated by the loan under this contract.

(VII) If Party A is a group of clients, Party A shall timely report related transaction over 10% of Party A’s net asset to Party B, including: a. relationship among the parties; b. items and nature of the transaction; c. transaction amount or corresponding ratio; d. pricing policy (including transaction without amount or only nominal amounts);

(VIII) If the loan issued under this contract is for fixed asset or project. Party A shall guarantee the planned project be approved by government authority concerned without any illegal practice. Capital funds or other raised capitals shall be allocated according to set time and ratio; Party A shall guarantee to finish project on schedule.

Article VIII Rights and obligations of Party B

I. Party B has the right to require Party A to repay principal, interest and costs on schedule; to exert other rights as stipulated in this contract; and to require Party A perform other obligations under this contract;

II. Party B shall issue loans as stipulated in this contract, excluding delays due to Party A or other reasons beyond Party B;

III. Party B shall keep business secrets related to the financial data, production and management provided by Party A, excluding situations formulated by laws and regulations, required by corresponding authorities or as stipulated by both parties;

IV. Party B shall not provide bribery to, or extort and accept bribery from Party A;

V. Party B shall behave with integrity, not damaging Party A’s legitimate interests.

Article IX  Liability of breaching contract and remedial measures for Party B

I.  Default situation for Party B and its liability of breaching contract

(I) If Party B does not issue loan as stipulated in this contract without justification, Party A is entitled to require Party B to continue issuing loan under this contract;

(II) If Party B charges interest and service cost in violation of provisions of national laws and regulations, Party A has the right to require Party B for return.

II. Default situation of Party A

(I) Party A breaches any stipulation or legal obligation under this contract;

(II) Party A expressly states or implies by its action that it will not perform any of the obligations under this contract.

III.  Situations endangering Party B’s creditor right

(I) Party B believes one of the following situations occurred on Party A may endanger the security of its creditor rights under this contract: contracting, taking over, leasing, shareholding reform, reducing registered capital, investment, joint operation, merging, acquisition and reconstruction, separating, joint venture, being applied to stop business for rectification, applying for dissolving, being suspended, being applied for bankruptcy, changing controlling shareholder / actual controller or transferring major asset, suspension and termination of business, criminal prosecution and high amount of administrative penalties by relevant authority, cancellation of registration, suspension of business license, and involvement in major litigation, difficulty of operation, or financial condition deterioration, legal representative or executive officer being unable to perform responsibilities, etc.

(II) Party B believes one of the following situations may endanger the security of its creditor right under this contract: Party A does not perform other due debts (including the due debts to China Construction Bank at all levels or to other third party), transfers property at a low price or for free, abates the debts of third party, delays exercising creditor rights or other rights or provides guarantee for the third party;

(III) Party B believes the following conditions may endanger the security of its creditor rights under this contract: Party A’s shareholder(s) abuses its independent legal status and the limited liabilities of the shareholder to avoid debts;

(IV) Any of preconditions of issuing loan as stipulated in this contract is not continuously met;

(V) Party B believes one of the following situations occur on the guarantor may endanger the security of its creditor rights under this contract:

1. the guarantor violates any of its covenants in the guaranteed contract or provides misrepresentation, error and omitted information in its guaranteed matters;

2. contracting, taking over, leasing, shareholding reform, reducing registered capital, investment, joint operation, merging, acquisition and reconstruction, separating, joint venture, being applied to stop business for rectification, applying for dissolving, being suspended, being applied for bankruptcy, changing controlling shareholder / actual controller or transferring major asset, suspension and termination of business, criminal prosecution and high amount of administrative penalties by relevant authority, cancellation of registration, suspension of business license, and involvement in major litigation, difficulty of operation, or financial condition deterioration, legal representative or executive officer being unable to perform responsibilities, etc.

3. Other situations which would incapacitate or possibly incapacitate the guarantor’s guarantee ability;

(VI) Party B believes one of the following situations occur on the mortgage and pledge may endanger the security of its creditor right under this contract:

1. The mortgaged or pledged property is damaged, lost or reduced on value because of the third party’s behavior, collected by the state, confiscation, expropriation, taken back without compensation, relocation, market situation change or any other reasons;

2. The mortgaged or pledged property is closed down, detained, frozen, deducted, lien, auctioned and supervised by administrative organization, or the ownership is being disputed;

3. The mortgagor or pledgor violates any of the convents stipulated in mortgage contract or pledge contract,  or provides any false, wrong or omitted information in the stated and guaranteed matters;

4. Any other situations that possibly endanger the realization of Party B’s pledge or mortgage right;

(VII) Guarantee is not hold, invalid, revoked or lifted, the guarantor breaches the contract or expressly states or implies by its action that it will not perform its guarantee obligation, the guarantor losses part or the whole guarantee ability, reducing the value of collateral or other situations, Party B believes they may endanger the security of its creditor rights under this contract; or

(VIII) Any other situations that Party B believes endangers the security of its creditor right under this contract.

IV. Party B’s remedial measures

If any situation as stipulated in the second or third paragraph of this article occurs, Party B is entitled to exercise one or several of the following rights:

(I) Stop issuing loans;

(II) Announce loans due immediately; require Party A to immediately repay all due and undue principals, interests, costs of debt under this contract;

(III) If Party A does not use loans as stipulated in this contract, Party B has the right to require Party A to pay liquidated damage which is equal to 10% of the improperly used loan amount, and to refuse Party A from using the unwithdrawn loan under this contract;

(IV) If Party A does not use loans as stipulated in this contract, interest and compound interest of the portion diverted by Party A shall be calculated and collected according to penalty interest rate, and mode of interest settlement from the date of improper use of the loans to the paid off date of principal and interest;

(V) If the loan is overdue, interest and compound interest of the loan principal and interest that are not paid off by Party A (including part or the whole loan principal and interest that is due ahead of time announced by Party B) shall be calculated and collected according to penalty interest rate, and mode of interest settlement from the overdue date to the paid off date of principal and interest. Overdue loan means that Party A does not pay off loans in the stipulated period, or goes beyond the installment limit of principal repayment plan as stipulated in this contract.

Before the loan is overdue, the compound interest for the interest not paid off on time by Party A shall be calculated and collected by loan interest rate as stipulated in this contract.

(VI) Other remedial measures, including but not limited to:

1. Charge corresponding amount in RMB or other kinds of currency from Party A’s account opened with China Construction Bank without advance notice;

2. Exercise guarantee right;

3. Require Party A to provide a new guarantee to all debts under this contract compliant with Party B’s requirements;

4. Terminate the contract.

Article X Other clauses

I. Cost allocation

Unless otherwise agreed by both parties, costs related to legal services, insurance, assessment, registration, custody, identification and notarization etc in this contract and with respect to its  guarantee shall be borne by Party A,.

All costs for Party B to realize its creditor right (including but not limited to legal cost, arbitration fees, property preservation cost, travel expense, execution fees, assessment fees, auction charge, notary fees, delivery fees, advertising fees and attorney fees) shall be borne by Party A.

II. Information disclosure of Party A

Party A agrees that Party B can check Party A’s credit status from the credit database approved and established by People’s Bank of China and credit department, or related organizations and departments, and provide Party A’s information to the above-mentioned credit database. Party A also agrees that Party B can fairly use and disclose Party A’s information.

III. Collection notices

If Party A defaults loan principal and interest, or other contract-breaking situations occur, Party B has the right to report them to the concerned department or organization, and exercises collection notices through media.

IV. Evidentiary effect of Party B’s records

Unless with reliable and confirmed rebuttal evidence, Party B’s internal financial records related to principal, interest, costs, repayment records etc.; the receipts and certificates that Party B produced or kept with regard to Party A’s withdrawing, repaying loan or repaying interest; and collection notices and evidences from Party B are all the evidence to confirm Party B’s creditor right related to Party A. Party A shall have no objection to the above records, receipts or certificates made or kept by Party B.

V. Reservation of rights

Party B’s rights under this contract do not influence and eliminate its any other rights entitled by laws, regulations and other contracts. Party B’s non-exercise, partial exercise and / or delayed exercise of any of its rights does not constitute a waiver or partial waiver of that right.  It also does not affect, restrain and prevent Party B's continued exercise of the rights or the exercise of any other rights. Party B hereto shall not undertake any responsibilities and obligations to Party A.

VI. Except for debts under this contract, if Party A has any debt due to Party B, Party B has the right to charge Party A of corresponding amount in RMB or other kinds of currency from the account opened by Party A in China Construction Bank to pay off any due debts. Party A agrees not to raise any objection.

VII. If Party A’s contact address or information is changed, Party A shall notify Party B in writing immediately. Otherwise, all losses are borne by Party A.

VIII. Charge to funds payable

For all due amounts by Party A under this contract, Party B has the right to charge Party A of the corresponding amount in RMB or other kinds of currency from Party A’s account opened with China Construction Bank without advance notice to Party A. If Party B needs go through currency exchange procedures, Party A has the obligations to assist Party B. All exchange rate risk is undertaken by Party A.

IX. Settlement of dispute

Any dispute occurring in the performing the contract should be settled through negotiation by both parties. If it fails, the dispute should be solved using the first method below:

1. File a law suit with People’s Court in Party B’s domicile.

2. Submit this column is blank to arbitration committee (Place of arbitration is this column is blank). The arbitration shall be conducted in accordance with the arbitration rules effective as of the time of application. The arbitral award is final and has binding upon both parties.

During lawsuit or arbitration, clauses in this contract that are not in controversy shall still be performed.

X. Condition effectiveness

This contract shall take effect after the legal representative (person in charge) or authorized agent of Party A, and the person in charge or authorized agent of Party B sign and seal it.

XI. This contract is in quadruple.

XII. Miscellaneous

I. If Part A fails to repay loan principal and interest, Party B has right to report to People’s Bank of China to list Party A on the “blacklist”. Party B can disclose relevant information to newspaper and other media to urge Party A to repay the loan principal and interest.

II. Party A promises to use loans with stipulated purposes under this contract. The loans cannot be used for purchasing house or other personal use, or engaged in transaction or investment prohibited by the state.

III. Party A commits on the use of the loan as follows: should be used in strict accordance with the "loan contract"; shall not be used in the securities, futures and other aspects of speculative operations; shall not be used in the equity investment; shall not be used on housing, and other individual consumption activities; shall not be engaged in other matters prohibited by law. If Party A is found to use loans for other purposes, Party B shall have the right to refuse issuing loans, or require repayment in advance.

Article XI. Statement

I. Party A understands clearly Party B’s business scope, and the scope of Party B’s authorization.

II. Party A has already read all clauses in this contract. Per Party A’s request, Party B has explained the corresponding clauses in this contract. Party A is completely aware and fully understands the meaning and the relevant legal consequences of the clauses in this contract.

III. Obligations signed and performed by Party A are in compliant with laws, administrative regulations, rules, and the charter or internal constitutional documents of Party A, and also have been approved by Party A’s internal executive body and / or  the State’s relevant authority.

Party A (Seal):

Legal representative (Person in charge) or Authorized agent (Sign):

YU Anming

May 31, 2010

Party B (Seal)

Legal representative (Person in charge) or Authorized agent (Sign):   SHEN,  Yongqing

May 31, 2010